EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Janice K. Henry Senior Vice President and Chief Financial Officer (919) 783-4658 www.martinmarietta.com

MARTIN MARIETTA MATERIALS, INC.
ANNOUNCES THE ELECTION OF LAREE E. PEREZ TO ITS BOARD OF DIRECTORS

RALEIGH, North Carolina (October 20, 2004) – Stephen P. Zelnak, Jr., Chairman and Chief Executive Officer of Martin Marietta Materials, Inc. (NYSE:MLM), today announced that Ms. Laree E. Perez has been elected as a member of the Board of Directors of Martin Marietta Materials. Ms. Perez (51) is a member of the Board of Directors of Reliant Energy where she chairs the Audit Committee. She is the managing partner in Medallion Investment Management Company with offices in Albuquerque, New Mexico, and Detroit, Michigan. Ms. Perez previously founded an investment management company that she sold to Loomis Sayles & Company in 1996.

Ms. Perez is a graduate of Baylor University with a BBA in Finance and Economics. She recently served as Vice Chairman of the Board of Regents at Baylor.

Commenting on the election, Zelnak stated, “The Board of Directors of Martin Marietta Materials is extremely pleased to add a director of Ms. Perez’s caliber to our Board. Her strong credentials in corporate governance and her extensive background and experience in financial matters should contribute greatly to the success of our company.”

Martin Marietta is the nation’s second largest producer of construction aggregates, a leading producer of magnesia-based chemical products and is developing structural composites products for use in a wide variety of industries.

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